NEWS RELEASE

Enbridge Reports Strong Third Quarter and Reaffirms 2020 Financial Guidance

CALGARY, November 6, 2020 /CNW/ - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported strong third quarter 2020 financial results and provided a quarterly business update.

Third Quarter 2020 Highlights
(all financial figures are unaudited and in Canadian dollars unless otherwise noted)

•GAAP earnings of $990 million or $0.49 earnings per common share, compared with GAAP earnings of $949 million or $0.47 per common share in 2019
•Adjusted earnings of $961 million or $0.48 per common share, compared with $1,124 million or $0.56 per common share in 2019
•Adjusted earnings before interest, income tax and depreciation and amortization (EBITDA) of $2,997 million, compared with $3,108 million in 2019
•Cash Provided by Operating Activities of $2,302 million, compared with $2,735 million in 2019
•Distributable Cash Flow (DCF) of $2,088 million, compared with $2,105 million in 2019
•Reaffirmed 2020 financial guidance range for 2020 of $4.50 to $4.80 DCF/share; expect full year results to be near the mid-point of the range
•Advancing Line 3: Minnesota Pollution Control Agency (MPCA) contested case hearing concluded with a positive recommendation from the Administrative Law Judge (ALJ) in advance of November 14th 401 Water Quality Certificate deadline
•Commenced construction of the 500 MW Fécamp offshore wind farm and 480 MW Saint Nazaire offshore wind farm construction remains on track for late 2022 in-service date
•Sanctioned $0.2 billion of utility growth capital for the London Line Replacement Project
•Completed 2020 debt funding plan and prefunded a portion of 2021 external debt requirements
•Announced emissions reduction targets, including a 35% reduction in energy intensity by 2030 and net-zero by 2050
•Announced diversity and inclusion goals to increase representation of diverse groups within our workforce by 2025
•Completed installation of first of its kind solar self-powered compressor station on Texas Eastern and initiated construction on a second facility along the Liquids Mainline System

CEO COMMENT - Al Monaco, President and Chief Executive Officer

"We are pleased with our third quarter results, which reflected the resilience of our business and predictability of our cash flows," commented Al Monaco, President and Chief Executive Officer of Enbridge. "While we are encouraged by the economic activity and recovery in energy demand, we are assuming a gradual pace of recovery over the balance of 2020 and into 2021. Importantly, the early and decisive actions we took to protect the health of our people and mitigate both the operational and financial impacts to our businesses have positioned us for the future.

"Each of our core businesses performed well in the third quarter. Utilization levels in our Gas Transmission, Gas Distribution and Storage and Renewable Power businesses all remained strong and their robust commercial underpinnings continue to deliver reliable cash flows which reflect the low risk pipeline-utility business we've been talking about.

"In Liquids, Mainline heavy capacity is now fully utilized and full year volumes are tracking to the guidance range that we provided in May for the remainder of 2020, and we're on track to deliver $300 million of cost reductions in 2020. Our strong performance over the first nine months gives us confidence that we'll be near the mid-point of the DCF per share guidance range of $4.50 to $4.80.

"We’ve continued to make excellent progress on our strategic priorities. In Gas Transmission, the vast majority of work has been completed on Texas Eastern to ensure safe and reliable natural gas delivery and the system has returned to its normal operating capacity for eastbound service in time for the winter heating season. Construction on the T-South Expansion, Spruce Ridge and our modernization program continue to progress well.

"In Liquids, the Line 3 permitting process moved forward with the MPCA’s contested case hearing process culminating in a favourable recommendation from the ALJ that dismissed all of the five issues considered. The next step will be for the MPCA Commissioner to issue the 401 Water Quality Certificate, which we anticipate by November 14th, and will support the finalization of the remaining Federal permit.

"In our renewables business, we made good construction progress on our two newest offshore wind projects in France: Saint Nazaire, a 480 MW project, is advancing well, on schedule and we've now begun construction on the 500 MW Fécamp project. In addition, we expect FID on a third project in 2021. These projects will further expand our European offshore wind business and generate high quality cash flows with solid returns.

"Elsewhere on our renewables strategy, we've just put into service our first solar self-powered compressor station on Texas Eastern and initiated work on a facility in Alberta along the Liquids Mainline, collectively delivering low-cost renewable power to our operations. These will be the first of many self-power projects we are moving forward on in the months and years to come to ensure we minimize our environmental footprint.

"I am pleased to announce that Enbridge is committing to further reduce our own emissions, and to improve our diversity and inclusion, along with strategies to achieve those targets. These targets represent a natural evolution of our approach and once again demonstrate our commitment to industry leadership. Enbridge has long been a leader in the areas of environmental, social and governance (ESG) matters and our practices have been fully integrated within our business operations and our existing strategies to grow the business.

"Enbridge is very well-positioned for a transitioning energy mix towards lower carbon fuels over time. Our diversified asset base is purposefully aligned with the global energy mix and our outlook on the fundamentals. Our long-lived pipeline and distribution assets are absolutely essential to the global economy and strategically connected to the largest demand centers and export markets, which pull volumes through our systems. And, each business is underpinned by low risk commercial models that assure the durability of our cash flows over the long term.

"In the near term, completion of our secured capital program, and embedded growth within each business, is expected to generate 5% to 7% DCF per share through 2022, and support growing free cash flow, net of capital and dividend requirements. In the near-term, our capital allocation priorities remain centered on executing our secured growth and preserving balance sheet strength and flexibility. Upon completion of our secured growth, we will maintain our prudent approach to low risk, low capital intensity utility-like growth and disciplined capital allocation including return of capital to shareholders.

"We look forward to sharing our outlook on energy fundamentals and our approach to the business going forward at our virtual Investor Day scheduled for December 8, 2020," concluded Mr. Monaco.

FINANCIAL RESULTS REVIEW AND 2020 FINANCIAL OUTLOOK
Financial results for three and nine months ended September 30, 2020, are summarized in the table below:

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings attributable to common shareholders	990	949	1,208	4,576
GAAP Earnings per common share	0.49	0.47	0.60	2.27
Cash provided by operating activities	2,302	2,735	7,527	7,405
Adjusted EBITDA[1]	2,997	3,108	10,072	10,085
Adjusted Earnings[1]	961	1,124	3,762	4,113
Adjusted Earnings per common share[1]	0.48	0.56	1.86	2.04
Distributable Cash Flow[1]	2,088	2,105	7,231	7,173
Weighted average common shares outstanding	2,021	2,018	2,020	2,017
1 Non-GAAP financial measures. Schedules reconciling adjusted EBITDA, adjusted earnings, adjusted earnings per common share and distributable cash flow are available as Appendices to this news release.

GAAP earnings attributable to common shareholders for the third quarter of 2020 increased by $41 million or $0.02 per share compared with the same period in 2019. The period-over-period comparability of earnings attributable to common shareholders was impacted by certain unusual, infrequent factors or other non-operating factors, which are noted in the reconciliation schedule included in Appendix A of this news release.

Adjusted EBITDA in the third quarter of 2020 decreased by $111 million compared with the same period in 2019. The business benefited from incremental earnings from a positive rate settlement on Texas Eastern, contributions from new assets that were placed into service in late 2019 and the first half of 2020 and customer growth and synergy realizations in Gas Distribution and Storage. The strong core business performance was more than offset by lower contributions from Energy Services due to a significant compression of certain key regional, lower Mainline throughput related to COVID-19, and the absence of contributions from the federally regulated Canadian natural gas gathering and processing business sold on December 31, 2019.

Adjusted earnings in the third quarter of 2020 decreased by $163 million and on a per share basis by $0.08. The decrease was primarily driven by lower Adjusted EBITDA as well as a reduction in capitalized interest and higher depreciation from new assets placed into service throughout 2019, primarily on the Canadian Line 3 replacement program.

DCF for the third quarter was $2,088 million, a decrease of $17 million over the third quarter of 2019 driven largely by the net impact of the operating factors noted above, partially offset by lower maintenance capital due to timing of spend in light of COVID-19 and higher cash receipts not recognized in EBITDA for contracts with make-up rights on certain assets within Liquids Pipelines. These factors are discussed in detail under Distributable Cashflow.

Detailed segmented financial information and analysis for the third quarter of 2020 can be found below under Adjusted EBITDA by Segments.

OUTLOOK AND FINANCIAL POSITION UPDATE

The Company expects to generate DCF per share near the mid-point of its original guidance range of $4.50 to $4.80. This outlook reflects our strong performance over the first nine months of 2020, the $300 million of enabled full year costs savings, as well as certain offsetting headwinds anticipated within the fourth quarter.

Mainline volumes are recovering in line with the outlook issued in May and are projected to be 100-300kbpd lower than the Company’s pre-COVID19 expectations for the fourth quarter. In addition, lower margins in Energy Services, lower equity distributions from DCP related to its previously executed distribution cut and higher integrity costs in Gas Transmission are expected to negatively impact fourth quarter results relative to full year guidance.

The Company continues to secure debt financings at attractive rates and proceeds from these offerings were used primarily to reduce existing indebtedness and partially fund capital projects. During the third quarter the Company completed the previously announced US$1.0 billion 60-year hybrid subordinated notes offering in the United States debt capital markets. These hybrid notes qualify for 50% equity treatment from most rating agencies, which further reinforces the Company's financial strength.

Subsequent to the third quarter, Texas Eastern Transmission, LP, a wholly owned subsidiary of the Company, issued US$300 million of 20-year tranche Senior Notes by private placement. Proceeds were used to redeem US$300 million senior notes due December 2020.

The Company has completed its 2020 debt funding plan and prefunded a portion of its 2021 external debt requirements. In addition, the Company ended the third quarter with over $14 billion of available liquidity, which is sufficient capacity to meet all of its funding requirements through the end of 2021 without further access to capital markets. Debt to EBITDA is expected to remain well within the target range of 4.5x to 5.0x for the full year.

PROJECT EXECUTION UPDATE

The Company continues to advance the development of its approximately $11 billion inventory of secured growth projects with approximately $5 billion of growth capital remaining to be spent through 2022, net of anticipated project level financing provided by third parties.

In addition, the Company announced today $0.2 billion of utility growth capital for the London Line Replacement Project. This project will replace two parallel pipelines connecting the Dawn Hub to residential and commercial markets in southern Ontario that have reached the end of their useful lives.

Line 3 Replacement

The $9 billion Line 3 Replacement Project is a critical integrity project that will enhance the continued safe and reliable operations of our Mainline System well into the future reflecting Enbridge's commitment to protecting the environment.

In the third quarter, the Minnesota Public Utilities Commission (MPUC) issued its final order to approve the final environmental impact statement (FEIS) and reinstate the Certificate of Need and Route Permit and subsequently denied all related petitions for reconsideration. This action substantially completes the regulatory review process.
State and federal agencies continue to advance the necessary environmental permits in parallel. The MPCA contested case hearing process related to the State's 401 Water Quality Certificate has been completed. On October 16, 2020, Enbridge received a favourable recommendation from the ALJ on all five of the issues considered, which further supports the extensive regulatory record and the critical nature of this integrity project. This recommendation will inform the MPCA Commissioner's decision on the 401 Water Quality Certificate, which the Company anticipates by the statutory deadline of November 14, 2020.

During the third quarter, the necessary construction stormwater permit was issued by the MPCA and subsequent to the third quarter, Enbridge received two of its required permits from the Minnesota Department of Natural Resources (DNR). The remaining U.S. Army Corps of Engineers (USACE) and DNR permitting processes are ongoing and continue to progress in parallel.

Once Enbridge receives all necessary permits and the Authorization to Construct from the MPUC, the Company expects Minnesota construction to take 6 to 9 months.

Line 5 and the Great Lakes Tunnel Project

Both the east and west leg of Line 5 crossing the Straits of Mackinac (the Straits) have been placed back into service, and are fully operational, after in-line inspections of both lines crossing the Straits confirmed the safety of the lines and fitness for operation. The inspections concluded that there had been no damage to the pipeline itself following the disturbance of an anchor support identified by the Company earlier this year in July.

As part of Enbridge’s agreement with the State of Michigan, the Company plans to replace the existing Line 5 dual pipelines at the Straits with a single pipeline encapsulated inside a state-of-

the-art tunnel under the Straits. The Great Lake Tunnel Project will make a safe pipeline even safer and further demonstrates Enbridge's ongoing commitment to protect Michigan and the Great Lakes’ natural resource, while providing a reliable source of energy to the people of Michigan.

The Company has completed an extensive geotechnical assessment and retained a world-class engineering team to design the tunnel. Enbridge has filed for all major regulatory and environmental permits necessary to construct the tunnel and the review processes for each of these continue to advance on schedule.

OTHER BUSINESS UPDATES

Gas Transmission and Midstream Pressure Restrictions

The Company has lifted pressure restrictions on the Texas Eastern system related to eastbound service in time for the winter heating season after executing planned integrity work. Enbridge continues to prioritize the execution of its comprehensive Gas Transmission integrity program, which will ensure the continued safe and reliable operation of its pipeline network, and plans to have southbound service returned to operation within the next month.

Gas Transmission and Midstream Rate Cases

The Company finalized three rate proceedings in the first half of the year on the Texas Eastern, Algonquin and B.C. Pipeline systems, resulting in good outcomes for both Enbridge and shippers, further advancing the Company's strategy to ensure fair and timely cost recovery.

Three additional rate proceedings on East Tennessee, Alliance and the Maritimes & Northeast US systems were filed in the second quarter and are progressing on schedule.

Mainline Contracting

The Company continues to advance its application to contract the Mainline, which is currently being reviewed by the Canada Energy Regulator (CER). The contract offering reflects two years of negotiations with shippers and has the support of shippers transporting 75%+ of mainline volumes. This support reflects the competitiveness of the offering, which will support the best netbacks for shippers and secure long-term demand for Western Canadian crude oil.

In May, the CER issued a hearing order outlining the timelines for the regulatory review process which includes multiple rounds of intervenor and CER information requests, written evidence and Enbridge's replies, concluding in April 2021. The Company expects an oral hearing to occur sometime after April 2021, but a hearing date has not yet been set. If a replacement agreement is not in place by June 30, 2021, the CTS tolls will continue on an interim basis.

During the third quarter, Enbridge responded to information requests from the CER and intervenors. The evidence further supports our view that the proposed tolls meet the regulators fair return standards and that the contract offering will serve the public interest.

THIRD QUARTER 2020 FINANCIAL RESULTS

The following table summarizes the Company's GAAP reported results for segment EBITDA, earnings attributable to common shareholders and cash provided by operating activities for the third quarter of 2020.
GAAP SEGMENT EBITDA AND CASH FLOW FROM OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Liquids Pipelines	2,090	1,646	5,280	5,710
Gas Transmission and Midstream	334	772	230	2,733
Gas Distribution and Storage	298	252	1,285	1,304
Renewable Power Generation	93	82	376	300
Energy Services	(34)	91	(12)	318
Eliminations and Other	207	(40)	(498)	315
EBITDA	2,988	2,803	6,661	10,680

Earnings attributable to common shareholders	990	949	1,208	4,576

Cash provided by operating activities	2,302	2,735	7,527	7,405

For purposes of evaluating performance, the Company makes adjustments for unusual, infrequent or other non-operating factors to GAAP reported earnings, segment EBITDA, and cash flow provided by operating activities, which allow Management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

DISTRIBUTABLE CASH FLOW

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,732	1,826	5,395	5,321
Gas Transmission and Midstream	945	944	3,017	2,920
Gas Distribution and Storage	315	255	1,330	1,338
Renewable Power Generation	93	82	361	305
Energy Services	(110)	27	(37)	291
Eliminations and Other	22	(26)	6	(90)
Adjusted EBITDA[1,3]	2,997	3,108	10,072	10,085
Maintenance capital	(256)	(293)	(595)	(741)
Interest expense[1]	(721)	(666)	(2,141)	(2,012)
Current income tax[1]	(83)	(94)	(325)	(305)
Distributions to noncontrolling interests[1]	(68)	(50)	(232)	(150)
Cash distributions in excess of equity earnings[1]	197	144	479	427
Preference share dividends	(94)	(96)	(284)	(287)
Other receipts of cash not recognized in revenue[2]	118	53	250	139
Other non-cash adjustments	(2)	(1)	7	17
DCF[3]	2,088	2,105	7,231	7,173
Weighted average common shares outstanding	2,021	2,018	2,020	2,017
1Presented net of adjusting items.
2Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.
3Schedules reconciling adjusted EBITDA and DCF are available as Appendices to this news release.

Third quarter 2020 DCF decreased $17 million compared with the same period of 2019 primarily due to:

•additional EBITDA contributions due to strong utilization in our Gas Transmission and Gas Distribution businesses, incremental earnings from positive rate settlements on Texas Eastern, lower operating and administrative costs as a result of cost containment actions and contributions from new assets that were placed into service in the fourth quarter of 2019 and the first half of 2020;
•more than offset by a decrease in adjusted EBITDA due to lower Mainline throughput related to COVID-19, the absence of contributions from the federally regulated Canadian natural gas gathering and processing businesses sold on December 31, 2019, and lower contributions from Energy Services;
•lower maintenance capital due to timing of spend in light of COVID-19 mobility restrictions;
•higher interest expense due to a combination of additional debt incurred to fund capital expenditures as well as a reduction in capitalized interest associated with the Canadian portion of Line 3 placed into service in December 2019, which has been partially offset by lower rates on short-term and newly issued long-term notes;
•higher cash distributions in excess of equity earnings due new assets placed into service, including Gray Oak crude oil pipeline and Hohe See Offshore Wind Project; partially offset by a 50% distribution cut at DCP Midstream, LP (DCP Midstream); and

•higher receipts of cash not recognized in revenue due to approximately $120 million of cash received on certain take-or-pay contracted assets that contain make-up right provisions for contracted volumes not shipped which are not included in Adjusted EBITDA due to revenue recognition guidance but are included in DCF.

For further detail on business performance refer to Adjusted EBITDA by Segments.

ADJUSTED EARNINGS	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars, except per share amounts)
Adjusted EBITDA[1]	2,997	3,108	10,072	10,085
Depreciation and amortization	(935)	(844)	(2,766)	(2,526)
Interest expense[2]	(708)	(651)	(2,099)	(1,962)
Income taxes[2]	(278)	(377)	(1,133)	(1,144)
Noncontrolling interests[2]	(21)	(16)	(28)	(53)
Preference share dividends	(94)	(96)	(284)	(287)
Adjusted earnings[1]	961	1,124	3,762	4,113
Adjusted earnings per common share	0.48	0.56	1.86	2.04
1Schedules reconciling adjusted EBITDA and adjusted earnings are available as Appendices to this news release.
2Presented net of adjusting items.

Adjusted earnings decreased $163 million and adjusted earnings per share decreased $0.08 compared with the third quarter in 2019. The decrease in adjusted EBITDA was driven by the same factors impacting business performance and adjusted EBITDA as discussed under Distributable Cash Flow above, as well as the following factors:

•higher depreciation and amortization expense as a result of new assets placed into service throughout 2019, primarily on the Canadian portion of Line 3 which entered service in December 2019; and
•higher interest expense due to debt issued to fund new growth capital as well as a reduction in capitalized interest associated with the Canadian portion of Line 3 which has been partially offset by lower rates on short-term debt and newly issued long-term notes;
•offset by lower income taxes primarily due to lower earnings.

ADJUSTED EBITDA BY SEGMENTS

Adjusted EBITDA by segment is reported on a Canadian dollar basis. Adjusted EBITDA generated from U.S. dollar denominated businesses was translated at a higher average Canadian dollar exchange rate in the third quarter of 2020 (C$1.33/US$) when compared with the corresponding 2019 period (C$1.32/US$).

A portion of the U.S. dollar earnings is hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

LIQUIDS PIPELINES

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Mainline System	994	1,026	3,070	2,940
Regional Oil Sands System	195	218	605	648
Gulf Coast and Mid-Continent System	213	227	714	708
Other[1]	330	355	1,006	1,025
Adjusted EBITDA[2]	1,732	1,826	5,395	5,321

Operating Data (average deliveries – thousands of bpd)
Mainline System - ex-Gretna volume[3]	2,555	2,714	2,612	2,698
Regional Oil Sands System[4]	1,399	1,839	1,549	1,803
International Joint Tariff (IJT)[5]	$4.27	$4.21	$4.23	$4.17
1 Included within Other are Southern Lights Pipeline, Express-Platte System, Bakken System and Feeder Pipelines & Other.
2 Schedules reconciling adjusted EBITDA are provided in the Appendices to this news release.
3 Mainline System throughput volume represents mainline system deliveries ex-Gretna, Manitoba which is made up of United States and eastern Canada deliveries originating from Western Canada.
4 Volumes are for the Athabasca mainline, Athabasca Twin, Waupisoo Pipeline and Woodland Pipeline and exclude laterals on the Regional Oil Sands System.
5 The IJT benchmark toll and its components are set in U.S. dollars and the majority of the Company’s foreign exchange risk on the Canadian portion of the Mainline is hedged. The Canadian portion of the Mainline represents approximately 45% of total Mainline System revenue and the average effective FX rate for the Canadian portion of the Mainline during the third quarter of 2020 was C$1.20/US$ (Q3 2019: C$1.19/US$).
    The U.S. portion of the Mainline System is subject to FX translation similar to the Company’s other U.S. based businesses, which are translated at the average spot rate for a given period. A portion of this U.S. dollar translation exposure is hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

Liquids Pipelines adjusted EBITDA decreased $94 million compared to the third quarter of 2019 primarily due to:

•lower Mainline System throughput, with ex-Gretna throughput on average 159 kbpd lower driven by the impact of COVID-19 on supply and demand for oil and related products, partially offset by a higher IJT Benchmark Toll and contributions from the Canadian Line 3 Replacement Program that was placed into service on December 1, 2019 with an interim surcharge on Mainline System volumes of US$0.20 per barrel;
•slightly lower Regional Oil Sands contributions despite the larger decrease in delivered volumes which reflects the fixed fee obligations of shippers under the take-or-pay arrangements which underpin the majority of these assets;
•higher contributions from the Gulf Coast and Mid-Continent System on higher Flanagan South Pipeline throughput and the collection of revenue on volumes nominated but not shipped, offset by lower light volume throughput on the Seaway Crude Pipeline driven by the impact of COVID-19 on the Gulf Coast demand; and
•lower throughput on the Bakken Pipeline System, included in Other, driven by the impact of lower prices and COVID-19 on supply and demand for oil and products.

GAS TRANSMISSION AND MIDSTREAM

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
US Gas Transmission[1]	762	716	2,417	2,133
Canadian Gas Transmission[1]	111	136	354	488
US Midstream	36	43	116	146
Other	36	49	130	153
Adjusted EBITDA[2]	945	944	3,017	2,920
1 US Gas Transmission includes the Canadian portion of the Maritimes & Northeast Pipeline which was previously included in Canadian Gas Transmission. The comparable 2019 adjusted EBITDA has been restated to reflect this change.
2 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

•
Gas Transmission and Midstream adjusted EBITDA increased $1 million compared to the third quarter of 2019 primarily due to:

•higher revenues in US Gas Transmission due to the recent rate settlement on Texas Eastern and Algonquin, and higher contributions from the second phase of the Atlantic Bridge project which was put into service fourth quarter of 2019, offset by lower revenues on Texas Eastern due to pressure restrictions; and
•the absence of earnings in Canadian Gas Transmission in 2020 from the federally-regulated portion of the Canadian natural gas gathering and processing assets that were sold on December 31, 2019, as well as lower commodity prices impacting Aux Sable.

GAS DISTRIBUTION AND STORAGE

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Enbridge Gas Inc. (EGI)	327	255	1,286	1,270
Other	(12)	—	44	68
Adjusted EBITDA[1]	315	255	1,330	1,338

Operating Data
EGI
Volumes (billions of cubic feet)	297	269	1,286	1,328
Number of active customers (thousands)[2]			3,760	3,731
Heating degree days[3]
Actual	90	60	2,423	2,699
Forecast based on normal weather[4]	94	97	2,533	2,535
1    Schedules reconciling adjusted EBITDA are available as Appendices to this news release.
2     Number of active customers is the number of natural gas consuming customers at the end of the reported period.
3     Heating degree days is a measure of coldness that is indicative of volumetric requirements for natural gas utilized for heating purposes in EGI's distribution franchise areas.
4    Normal weather is the weather forecast by EGI in its legacy rate zones, using the forecasting methodologies approved by the Ontario Energy Board.

Gas Distribution and Storage adjusted EBITDA will typically follow a seasonal profile. It is generally highest in the first and fourth quarters of the year reflecting greater volumetric demand during the heating season. The magnitude of the seasonal EBITDA fluctuations will vary from year-to-year reflecting the impact of colder or warmer than normal weather on distribution volumes.

Gas Distribution and Storage adjusted EBITDA increased $60 million compared to the third quarter of 2019 primarily due to:

•higher distribution charges resulting from increases in rates and customer base growth; and
•synergy captures realized from the amalgamation of Enbridge Gas Distribution Inc. and Union Gas Limited;
•partially offset by the absence of earnings in 2020 from Enbridge Gas New Brunswick and St. Lawrence Gas Company, Inc. which were sold on October 1, 2019, and November 1, 2019, respectively.

RENEWABLE POWER GENERATION

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted EBITDA[1]	93	82	361	305
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

Renewable Power Generation adjusted EBITDA increased $11 million compared to the third quarter of 2019 primarily due to:

•contributions from the Hohe See Offshore Wind Project, which reached full operating capacity in October 2019, and the Albatros expansion, which was placed into service in January 2020;
•partially offset by higher mechanical repair costs at certain United States wind farms.

ENERGY SERVICES

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted EBITDA[1]	(110)	27	(37)	291
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

Energy Services adjusted EBITDA decreased $137 million compared to the third quarter of 2019 as a result of significant compression of location and quality differentials in certain markets which led to fewer opportunities to achieve profitable margins on capacity obligations.

ELIMINATIONS AND OTHER

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Operating and administrative recoveries	58	24	166	76
Realized foreign exchange hedge settlements	(36)	(50)	(160)	(166)
Adjusted EBITDA[1]	22	(26)	6	(90)
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

Operating and administrative recoveries captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) inclusive of amounts recovered from business units for the provision of those services. Also, as previously noted, U.S. dollar denominated earnings within the segment results are translated at average foreign exchange rates during the quarter. The offsetting impact of settlements made under the Company's enterprise foreign exchange hedging program are captured in this segment.

Eliminations and Other adjusted EBITDA increased $48 million compared to the third quarter of 2019 due to:

•lower operating and administrative costs as a result of cost containment actions and timing related to the recovery of certain operating and administrative costs allocated to the business segments; and
•lower realized foreign exchange settlement losses primarily due to a narrower spread between the average exchange rate of $1.33 for the third quarter of 2020 (Q3 2019:$1.32) and the third quarter 2020 hedge rate of $1.29 (Q3 2019:$1.24).

CONFERENCE CALL

Enbridge will host a conference call and webcast on November 6, 2020 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) to provide an enterprise wide business update and review 2020 third quarter financial results. Analysts, members of the media and other interested parties can access the call toll free at (877) 930-8043 or within and outside North America at (253) 336-7522 using the access code of 9737258#. The call will be audio webcast live at https://edge.media-server.com/mmc/p/youisrgo. It is recommended that participants dial in or join the audio webcast fifteen minutes prior to the scheduled start time. A webcast replay and podcast will be available approximately two hours after the conclusion of the event and a transcript will be posted to the website within 24 hours. The replay will be available for seven days after the call toll-free (855) 859-2056 or within and outside North America at (404) 537-3406 (access code 9737258#).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

DIVIDEND DECLARATION

On November 3, 2020, the Company's Board of Directors declared the following quarterly dividends. All dividends are payable on December 1, 2020, to shareholders of record on November 13, 2020.

Dividend per share
Common Shares[1]	$0.81000
Preference Shares, Series A	$0.34375
Preference Shares, Series B	$0.21340
Preference Shares, Series C2	$0.15975
Preference Shares, Series D	$0.27875
Preference Shares, Series F	$0.29306
Preference Shares, Series H	$0.27350
Preference Shares, Series J	US$0.30540
Preference Shares, Series L	US$0.30993
Preference Shares, Series N	$0.31788
Preference Shares, Series P	$0.27369
Preference Shares, Series R	$0.25456
Preference Shares, Series 1	US$0.37182
Preference Shares, Series 3	$0.23356
Preference Shares, Series 5	US$0.33596
Preference Shares, Series 7	$0.27806
Preference Shares, Series 9	$0.25606
Preference Shares, Series 11[3]	$0.24613
Preference Shares, Series 13[4]	$0.19019
Preference Shares, Series 15[5]	$0.18644
Preference Shares, Series 17	$0.32188
Preference Shares, Series 19	$0.30625
1 The quarterly dividend per common share was increased 9.8% to $0.81 from $0.738, effective March 1, 2020.
2 The quarterly dividend per share paid on Series C was increased to $0.25458 from $0.25305 on March 1, 2020, was decreased to $0.16779 from $0.25458 on June 1, 2020 and was decreased to $0.15975 from $0.16779 on September 1, 2020, due to reset on a quarterly basis following the date of issuance of the Series C Preference Shares.
3 The quarterly dividend per share paid on Series 11 was decreased to $0.24613 from $0.275 on March 1, 2020, due to the reset of the annual dividend on March 1, 2020, and every five years thereafter.
4    The quarterly dividend per share paid on Series 13 was decreased to $0.19019 from $0.275 on June 1, 2020, due to the reset of the annual dividend on June 1, 2020, and every five years thereafter.
5 The quarterly dividend per share paid on Series 15 was decreased to $0.18644 from $0.275 on September 1, 2020, due to the reset of the annual dividend on September 1, 2020, and every five years thereafter.

FORWARD-LOOKING INFORMATION

Forward-looking information, or forward-looking statements, have been included in this news release to provide information about Enbridge and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: Enbridge’s corporate vision and strategy, including strategic priorities and enablers; 2020 financial guidance; the COVID-19 pandemic and the duration and impact thereof; anticipated reductions in operating costs and deferrals of secured growth capital spend; emissions reduction targets; diversity and inclusion goals; the expected supply of, demand for and prices of crude oil, natural gas, natural gas liquids, liquified natural gas and renewable energy; anticipated utilization of our existing assets, including throughput on the Mainline; expected EBITDA and expected adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected earnings/(loss) and adjusted earnings/(loss) per share; expected DCF and DCF per share; expected future cash flows; expected performance of the Company’s businesses; expected debt-to-EBITDA ratio; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected costs related to announced projects and projects under construction and for maintenance; expected in-service dates for announced projects and projects under construction; expected capital expenditures and capital allocation priorities; expected future growth and expansion opportunities, including self-power projects; expectations about the Company’s joint ventures and our partners’ ability to complete and finance announced projects and projects under construction; expected closing of acquisitions and dispositions and the timing thereof; expected benefits of transactions, including the realization of efficiencies and synergies; expected future actions of regulators and courts; toll and rate case discussions and filings, including Mainline Contracting and the anticipated benefits thereof; Line 3 Replacement Program; Line 5 dual pipelines, Great Lakes Tunnel Project and related matters; Line 10 of the Texas Eastern system; interest rates; and exchange rates.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the COVID-19 pandemic and the duration and impact thereof; anticipated reductions in operating costs and deferrals of secured growth; the expected supply of and demand for crude oil, natural gas, natural gas liquids (NGL) and renewable energy; prices of crude oil, natural gas, NGL and renewable energy, including the current weakness and volatility of such prices; anticipated utilization of our existing assets; exchange rates; inflation; interest rates; availability and price of labour and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for the Company’s projects; anticipated in-service dates; weather; the timing and closing of acquisitions and dispositions; the realization of anticipated benefits and synergies of transactions; governmental legislation; litigation; impact of the Company's dividend policy on its future cash flows; credit ratings; capital project funding; hedging program; expected EBITDA and expected adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected future cash flows and expected future DCF and DCF per share; and estimated future dividends. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Company’s services. Similarly, exchange rates, inflation, interest rates and the COVID-19 pandemic impact the economies and business environments in which the Company operates and may impact levels of demand for the Company’s services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to expected EBITDA, expected adjusted EBITDA, expected earnings/(loss), expected adjusted earnings/(loss), expected DCF and associated per share amounts, and estimated future dividends. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather and customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes; and the COVID-19 pandemic and the duration and impact thereof.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the realization of anticipated benefits and synergies of projects and transactions, successful execution of our strategic priorities, operating performance, the Company's dividend policy, regulatory parameters, changes in regulations applicable to the Company's business, litigation, acquisitions and dispositions and other transactions, project approval and support, renewals of rights-of-way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, political decisions, exchange rates, interest rates, commodity prices, supply of and demand for commodities and the COVID-19 pandemic, including but not limited to those risks and uncertainties discussed in this and in the Company’s other filings with Canadian and United States securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and Enbridge’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statements made in this news release or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to Enbridge or persons acting on the Company’s behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
Enbridge Inc. is a leading North American energy infrastructure company. We safely and reliably deliver the energy people need and want to fuel quality of life. Our core businesses include Liquids Pipelines, which transports approximately 25 percent of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20 percent of the natural gas consumed in the U.S.; Gas Distribution and Storage, which serves approximately 3.8 million retail customers in Ontario and Quebec; and Renewable Power Generation, which generates approximately 1,750 MW of net renewable power in North America and Europe. The Company’s common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Jonathan Morgan
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

NON-GAAP RECONCILIATIONS APPENDICES

This news release contains references to adjusted EBITDA, adjusted earnings, adjusted earnings per common share and DCF. Management believes the presentation of these metrics gives useful information to investors and shareholders as they provide increased transparency and insight into the performance of the Company.

Adjusted EBITDA represents EBITDA adjusted for unusual, infrequent or other non-operating factors on both a consolidated and segmented basis. Management uses adjusted EBITDA to set targets and to assess the performance of the Company and its Business Units.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, infrequent or other non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, infrequent or other non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes and noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, infrequent or other non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items, particularly certain contingent liabilities, and non-cash unrealized derivative fair value losses and gains which are subject to market variability. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures is not available without unreasonable effort.

Our non-GAAP measures described above are not measures that have standardized meaning prescribed by generally accepted accounting principles in the United States of America (U.S. GAAP) and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON-GAAP RECONCILIATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS

CONSOLIDATED EARNINGS

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Liquids Pipelines	2,090	1,646	5,280	5,710
Gas Transmission and Midstream	334	772	230	2,733
Gas Distribution and Storage	298	252	1,285	1,304
Renewable Power Generation	93	82	376	300
Energy Services	(34)	91	(12)	318
Eliminations and Other	207	(40)	(498)	315
EBITDA	2,988	2,803	6,661	10,680
Depreciation and amortization	(935)	(844)	(2,766)	(2,526)
Interest expense	(718)	(644)	(2,105)	(1,966)
Income tax expense	(231)	(255)	(273)	(1,275)
Earnings attributable to noncontrolling interests	(20)	(15)	(25)	(50)
Preference share dividends	(94)	(96)	(284)	(287)
Earnings attributable to common shareholders	990	949	1,208	4,576

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,732	1,826	5,395	5,321
Gas Transmission and Midstream	945	944	3,017	2,920
Gas Distribution and Storage	315	255	1,330	1,338
Renewable Power Generation	93	82	361	305
Energy Services	(110)	27	(37)	291
Eliminations and Other	22	(26)	6	(90)
Adjusted EBITDA	2,997	3,108	10,072	10,085
Depreciation and amortization	(935)	(844)	(2,766)	(2,526)
Interest expense	(708)	(651)	(2,099)	(1,962)
Income tax expense	(278)	(377)	(1,133)	(1,144)
Earnings attributable to noncontrolling interests	(21)	(16)	(28)	(53)
Preference share dividends	(94)	(96)	(284)	(287)
Adjusted earnings	961	1,124	3,762	4,113
Adjusted earnings per common share	0.48	0.56	1.86	2.04

EBITDA TO ADJUSTED EARNINGS

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars, except per share amounts)
EBITDA	2,988	2,803	6,661	10,680
Adjusting items:
Change in unrealized derivative fair value (gain)/loss - Foreign exchange	(569)	170	201	(854)
Change in unrealized derivative fair value (gain)/loss - Commodity prices	(73)	(66)	(24)	56
Asset write-down loss - US Gas Transmission	—	105	—	105
Equity investment impairment	615	—	2,351	—
Equity investment asset and goodwill impairment - DCP Midstream	—	62	324	62
Net inventory adjustment - Energy Services	(3)	2	(1)	(83)
Texas Eastern re-establishment of EDIT regulated liability	—	—	159	—
Employee severance, transition and transformation costs	39	23	318	88
Other	—	9	83	31
Total adjusting items	9	305	3,411	(595)
Adjusted EBITDA	2,997	3,108	10,072	10,085
Depreciation and amortization	(935)	(844)	(2,766)	(2,526)
Interest expense	(718)	(644)	(2,105)	(1,966)
Income tax expense	(231)	(255)	(273)	(1,275)
Earnings attributable to noncontrolling interests	(20)	(15)	(25)	(50)
Preference share dividends	(94)	(96)	(284)	(287)
Adjusting items in respect of:
Interest expense	10	(7)	6	4
Income tax expense	(47)	(122)	(860)	131
Earnings attributable to noncontrolling interests	(1)	(1)	(3)	(3)
Adjusted earnings	961	1,124	3,762	4,113
Adjusted earnings per common share	0.48	0.56	1.86	2.04

APPENDIX B NON-GAAP RECONCILIATION – SEGMENTED EBITDA TO ADJUSTED EBITDA

LIQUIDS PIPELINES

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	1,732	1,826	5,395	5,321
Change in unrealized derivative fair value gain/(loss)	360	(180)	(90)	390
Asset write-down loss	—	—	(13)	(1)
Employee severance, transition and transformation costs	(2)	—	(9)	—
Other	—	—	(3)	—
Total adjustments	358	(180)	(115)	389
EBITDA	2,090	1,646	5,280	5,710

GAS TRANSMISSION AND MIDSTREAM

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	945	944	3,017	2,920
Asset write-down loss - US Gas Transmission	—	(105)	—	(105)
Equity investment impairment	(615)	—	(2,351)	—
Equity investment asset and goodwill impairment - DCP Midstream	—	(62)	(324)	(62)
Texas Eastern re-establishment of EDIT regulated liability	—	—	(159)	—
Equity earnings adjustment - DCP Midstream	(5)	(6)	26	(10)
Employee severance, transition and transformation costs	(4)	—	(4)	—
Other	13	1	25	(10)
Total adjustments	(611)	(172)	(2,787)	(187)
EBITDA	334	772	230	2,733

GAS DISTRIBUTION AND STORAGE

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	315	255	1,330	1,338
Change in unrealized derivative fair value gain	11	1	2	9
Employee severance, transition and transformation costs	(28)	(4)	(43)	(43)
Other	—	—	(4)	—
Total adjustments	(17)	(3)	(45)	(34)
EBITDA	298	252	1,285	1,304

RENEWABLE POWER GENERATION

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	93	82	361	305
Change in unrealized derivative fair value gain	—	—	2	2
Disposition - MATL transmission assets	—	—	13	—
Other	—	—	—	(7)
Total adjustments	—	—	15	(5)
EBITDA	93	82	376	300

ENERGY SERVICES

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted earnings/(loss) before interest, income taxes, and depreciation and amortization	(110)	27	(37)	291
Change in unrealized derivative fair value gain/(loss)	73	66	24	(56)
Net inventory adjustment	3	(2)	1	83
Total adjustments	76	64	25	27
Earnings/(loss) before interest, income taxes and depreciation and amortization	(34)	91	(12)	318

ELIMINATIONS AND OTHER

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted earnings/(loss) before interest, income taxes, and depreciation and amortization	22	(26)	6	(90)
Change in unrealized derivative fair value gain/(loss)	198	9	(115)	453
Change in corporate guarantee obligation	—	—	(74)	—
Investment write-down loss	—	—	(43)	—
Employee severance, transition and transformation costs	(5)	(19)	(262)	(45)
Other	(8)	(4)	(10)	(3)
Total adjustments	185	(14)	(504)	405
Earnings/(loss) before interest, income taxes and depreciation and amortization	207	(40)	(498)	315

APPENDIX C NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(unaudited, millions of Canadian dollars)
Cash provided by operating activities	2,302	2,735	7,527	7,405
Adjusted for changes in operating assets and liabilities[1]	(110)	(228)	(213)	451
	2,192	2,507	7,314	7,856
Distributions to noncontrolling interests[4]	(68)	(50)	(232)	(150)
Preference share dividends	(94)	(96)	(284)	(287)
Maintenance capital expenditures[2]	(256)	(293)	(595)	(741)
Significant adjusting items:
Other receipts of cash not recognized in revenue[3]	118	53	250	139
Employee severance, transition and transformation costs	25	20	304	91
Distributions from equity investments in excess of cumulative earnings[4]	159	17	412	207
Other items	12	(53)	62	58
DCF	2,088	2,105	7,231	7,173
1     Changes in operating assets and liabilities, net of recoveries.
2    Maintenance capital expenditures are expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets.
3 Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.
4    Presented net of adjusting items.